ADVANCED ENERGY INDUSTRIES, INC.
2008 OMNIBUS INCENTIVE PLAN

PERFORMANCE STOCK OPTION AGREEMENT

Advanced Energy Industries, a Delaware corporation (the “Company”), hereby grants Incentive Stock Options (or ISOs) and/or Non-Qualified Stock Options (or NQs) to purchase shares of its common stock, $0.001 par value, (the “Stock”) to you in the amounts outlined in the attached Notice of Grant of Performance Stock Options and Award of Performance Stock Units (the “Notice of Grant”). Additional terms and conditions of the grant are set forth in this Agreement, the 2012-2014 Long-Term Incentive Plan (“LTI Plan”) and in the Company's 2008 Omnibus Incentive Plan (the “2008 Plan”), as amended.

This is not a stock certificate or a negotiable instrument.

Incentive Stock Option
The ISOs identified in the Notice of Grant are intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly. If you cease to be an employee of the Company, its parent or a subsidiary (“Employee”) but continue to provide Service, this option may be deemed a nonstatutory stock option three months after you cease to be an Employee if allowed under the terms of the LTI Plan. In addition, to the extent that all or part of this option exceeds the $100,000 rule of section 422(d) of the Internal Revenue Code, this option or the lesser excess part will be deemed to be a nonstatutory stock option.

Non-Qualified Stock Option	The NQs identified in the Notice of Grant are not intended to be ISOs under Section 422 of the Internal Revenue Code and will be interpreted accordingly.

Vesting
This option is performance based and only vests if the Company meets or exceeds the performance metrics outlined in the LTI Plan. This option is only exercisable before it expires and then only with respect to the vested portion of the option. Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested shares not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the option, by following the procedures set forth in the 2008 Plan.

No additional shares of Stock will vest after your Service has terminated for any reason.

Term
If vested, your option will expire in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Grant Date, as shown in the Notice of Grant. As set forth in the LTI Plan, if this option does not vest as a result of meeting the performance metrics in the LTI Plan, it will expire. Your option will expire earlier if your Service terminates, as described below.

Termination	If your Service terminates for any reason, then you shall immediately forfeit all rights to your option and the option shall immediately expire.

Notice of Exercise
When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase (in a parcel of at least 100 shares generally). Your notice must also specify how your shares of Stock should be registered (e.g. in your name only or in your and your spouse's names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company. If someone else wants to exercise this option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so.

Form of Payment	When you submit your notice of exercise, you must include payment of the option price for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

    Cash, your personal check, a cashier's check, a money order or another cash equivalent acceptable to the Company.

    Shares of Stock which have already been owned by you and which are surrendered to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

    By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes.

Withholding Taxes
You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Stock acquired under this option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate. Subject to the prior approval of the Company, which may be withheld by the Company, in its sole discretion, you may elect to satisfy this withholding obligation, in whole or in part, by causing the Company to withhold shares of Stock otherwise issuable to you or by delivering to the Company shares of Stock already owned by you. The shares of Stock so delivered or withheld must have an aggregate Fair Market Value equal to the withholding obligation and may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

Corporate Transaction
Notwithstanding the vesting schedule set forth in the Notice of Grant, upon the consummation of a Corporate Transaction, this option will become 100% vested if it is not assumed, or equivalent options are not substituted for the options, by the Company or its successor.

Transfer of Option
During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse's interest in your option in any other way.

Retention Rights
Neither your option nor this Agreement gives you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity. The Company (and any parent, Subsidiaries or Affiliates) reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights
You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your option's shares has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made), except as described in the 2008 Plan.

Forfeiture of Rights
If during your term of Service you should take actions in competition with the Company, the Company shall have the right to cause a forfeiture of your rights, including, but not limited to, the right to cause: (i) a forfeiture of any outstanding option, and (ii) with respect to the period commencing twelve (12) months prior to your termination of Service with the Company and ending twelve (12) months following such termination of Service (A) a forfeiture of any gain recognized by you upon the exercise of an option or (B) a forfeiture of any Stock acquired by you upon the exercise of an option (but the Company will pay you the option price without interest). Unless otherwise specified in an employment or other agreement between the Company and you, you take actions in competition with the Company if you directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or are a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity which competes with any business in which the Company or any of its Affiliates is engaged during your employment or other relationship with the Company or its Affiliates or at the time of your termination of Service. Under the prior sentence, ownership of less than 1% of the securities of a public company shall not be treated as an action in competition with the Company.

Adjustments
In the event of a stock split, a stock dividend or a similar change in the Stock, the number of shares covered by this option and the option price per share shall be adjusted (and rounded down to the nearest whole number) pursuant to the 2008 Plan. Your option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity in accordance with the terms of the 2008 Plan.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of Colorado, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plans
The text of the LTI Plan and the 2008 Plan is incorporated in this Agreement by reference. This Agreement, the LTI Plan and the 2008 Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded.

Data Privacy
In order to administer the LTI Plan and 2008 Plan, the Company may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the LTI Plan and 2008 Plan.

By accepting this option, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Optionees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the LTI Plan and 2008 Plan.

Consent to Electronic	The Company may choose to deliver certain statutory

Delivery
materials relating to the LTI Plan and 2008 Plan in electronic form. By accepting this option grant you agree that the Company may deliver the LTI Plan and 2008 Plan prospectus and the Company's annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Company's Stock Plan Administrator to request paper copies of these documents. Certain

Dispositions If you sell or otherwise dispose of Stock acquired pursuant to the exercise of this option sooner than the one year anniversary of the date you acquired the Stock, then you agree to notify the Company in writing of the date of sale or disposition, the number of shares of Stock sold or disposed of and the sale price per share within 30 days of such sale or disposition.

By accepting this Agreement, you agree to all of the terms and conditions described above and in the LTI Plan and 2008 Plan.